EXHIBIT 23.1


               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated November 1, 1993, which appears on page 30 of the 1993 Annual Report to Stockholders of Oakwood Homes Corporation, which is incorporated by reference in Oakwood Homes Corporation's Annual Report on Form 10-K for the year ended September 30, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-1 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
Winston-Salem, North Carolina
September 13, 1994